UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  March 3, 2011

INDEPENDENT BANK CORPORATION

(Exact name of registrant as

specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant's telephone number,

including area code:

(616) 527-5820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02        Unregistered Sales of Equity Securities

            On July 7, 2010, Independent Bank Corporation (the "Company") entered into an Investment Agreement with Dutchess Opportunity Fund, II, LP ("Dutchess") that established an equity line facility (the "Equity Line") as a contingent source of liquidity for the Company.  Under the Investment Agreement, Dutchess committed to purchase, from time to time over a period of 36 months and subject to certain conditions, up to $15 million of the Company's common stock, no par value (the "Common Stock"), subject to the limitation that the Company may not issue more than approximately 1,502,468 shares of Common Stock, which represented 19.999% of the Company's issued and outstanding Common Stock as of July 7, 2010, without the approval of the Company's shareholders to comply with NASDAQ Marketplace Rule 5635.

            In connection with the Investment Agreement, the Company entered into a Registration Rights Agreement with Dutchess, pursuant to which the Company agreed to register for resale the shares of Common Stock that may be sold to Dutchess under the Equity Line.  Pursuant to this Registration Rights Agreement, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission (the "SEC") for the purpose of registering 1,502,468 shares of Common Stock for resale, and on November 1, 2010, the SEC declared such registration statement effective.

            Under the terms of the Investment Agreement, for a three year period starting November 2, 2010, the Company may, from time to time, at its sole discretion and subject to certain conditions it must satisfy, draw down the Equity Line by selling shares of Common Stock to Dutchess.  The amount the Company is entitled to sell in any one "draw down" may not exceed the greater of (1) two, multiplied by the average daily volume of the Common Stock for the three trading days immediately prior to the date Dutchess receives a sale notice from the Company, multiplied by the average of the three daily closing prices of the Common Stock immediately preceding such date, or (2) $250,000.  The purchase price of these shares will be at a discount of 5% to the lowest volume weighted average price, or VWAP, of the Common Stock during the five consecutive trading day period beginning on the date Dutchess receives a sale notice from the Company and ending on and including the date that is four trading days after such date.  The Company has the option of specifying a floor price.  If the purchase price, determined as described above, is less than the floor price, then the purchase price automatically adjusts up to the floor price and, as a result, the number of shares the Company sells to Dutchess pursuant to that sale notice may be less than what the Company originally intended.  During the period between the sale notice date and the closing date with respect to that particular sale, the Company may not deliver another sale notice.

            Dutchess agreed pursuant to the Investment Agreement not to sell short any of the Company's securities, either directly or indirectly through its affiliates, principals or advisors during the term of the Investment Agreement.  However, in connection with the distribution of the Common Stock or otherwise, Dutchess may enter into certain other hedging transactions.  In addition, Dutchess may sell some, all or none of its shares of Common Stock.  We currently have no agreements, arrangements or understandings with Dutchess regarding the sale or other disposition of any of the shares.  However, we currently expect Dutchess to immediately resell all shares that we sell to Dutchess under the Investment Agreement.

            Detailed below are the Company's draw downs to date under the Investment Agreement:

Date of Sale(1)	Shares Issued	Net Proceeds(2)
November 8, 2010	148,899	$213,352
November 16, 2010	121,416	150,033
December 27, 2010	74,862	99,913
March 3, 2011	253,759	847,014

(1)

The date on which the Company received a settlement notice from Dutchess and the number of shares to be issued and amount of proceeds related to the corresponding draw down became fixed and known.  Settlement generally occurs within three business days of the Company's receipt of a settlement notice.

(2)	Gross proceeds, less wire fees and any costs to issue the shares to Dutchess through the Deposit Withdrawal Agent Commission (DWAC) system of the Depository Trust Company (DTC).

            To date, the Company sold an aggregate of 598,936 shares of Common Stock to Dutchess under the Investment Agreement, which represents approximately 8% of the shares outstanding as of the date of the Company's latest quarterly report on Form 10-Q filed on November 4, 2010, and the Company received an aggregate of $1,310,312 in net proceeds from Dutchess under the Investment Agreement.  The sale on March 3, 2011 caused the Company to exceed the 5% threshold that triggers the reporting requirement under this Item 3.02.

            The Company issued the shares of Common Stock to Dutchess under the Investment Agreement pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, due to the fact that the offering of the shares was made on a private basis to a single purchaser and in accordance with written guidance of the SEC's Division of Corporation Finance pertaining to equity line facility transactions.

            Nothing set forth in this Current Report on Form 8-K shall be deemed an offer to sell any security nor a solicitation of an offer to purchase any security.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 4, 2011	INDEPENDENT BANK CORPORATION (Registrant) /s/ Robert N. Shuster By: Robert N. Shuster Its: Executive Vice President and Chief Financial Officer